Exhibit 10.19

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

     This Seventh Amendment to Loan and Security Agreement (“Amendment”) is made as of the 17th day of November, 2004 by and among LASALLE BUSINESS CREDIT, LLC, a Delaware limited liability company (successor by merger to LASALLE BUSINESS CREDIT, INC.) (“Lender”), Two Commerce Square, Suite 2610, 2001 Market Street, Philadelphia, PA 19103, and STONEPATH GROUP, INC., a Delaware corporation (“Stonepath”), CONTRACT AIR, INC., a Minnesota corporation (“Contract Air”), DISTRIBUTION SERVICES, INC., a Minnesota corporation (“Distribution Services”), GLOBAL CONTAINER LINE, INC., a Washington corporation (“Global Container”), M.G.R., INC., d/b/a AIR PLUS LIMITED, a Minnesota corporation (“Air Plus”), NET VALUE, INC., a Delaware corporation (“Net Value”), STONEPATH LOGISTICS DOMESTIC SERVICES, INC., a Delaware corporation (“Logistics”), STONEPATH LOGISTICS GOVERNMENT SERVICES, INC., f/k/a Transport Specialists, Inc., a Virginia corporation (“Government Services”), STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC., a Delaware corporation (“International Services I”), STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC., f/k/a Global Transportation Services, Inc., a Washington corporation (“International Services II”), STONEPATH OFFSHORE HOLDINGS, INC., a Delaware corporation (“Offshore Holdings”), STONEPATH OPERATIONS INC., a Delaware corporation (“Operations”), and UNITED AMERICAN ACQUISITIONS AND MANAGEMENT, INC. d/b/a UNITED AMERICAN FREIGHT SERVICES, INC., a Michigan corporation (“United American”, and together with Stonepath, Contract Air, Distribution Services, Global Container, Air Plus, Net Value, Logistics, Government Services, International Services I, International Services II, Offshore Holdings and Operations are referred to herein collectively as the “Loan Parties” and each individually as an “Loan Party”).

BACKGROUND

     A.      Loan Parties and Lender are parties to a certain Loan and Security Agreement dated May 15, 2002 (as it may heretofore have been or may hereafter be from time to time modified, amended, restated or replaced, the “Loan Agreement”), pursuant to which Loan Parties established certain financing arrangements with Lender. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement. The Loan Agreement and all of the Other Agreements are referred to herein collectively as the “Initial Loan Documents”.

     B.      Loan Parties and Lender have agreed that certain modification should be made to the terms and provisions of the Loan Agreement on the terms and conditions set forth in and according to the provisions of this Amendment.

     NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Confirmation of Indebtedness. Loan Parties confirm and agree that as of the close of business on November 16, 2004, they are indebted to Lender under the Loan Documents, without any deduction, defense, setoff, claim or counterclaim of any nature whatsoever, in the aggregate principal amount of $15,281,300, comprised of: (a) $11,631,300 outstanding with respect to the Revolving Credit Loans, (b) $3,500,000.00 outstanding with respect to the Bridge Loan, and (c) $150,000 outstanding with respect to outstanding Letters of Credit, plus all accrued interest, fees, costs and expenses (including attorneys’ fees) incurred to date in connection with the Loan Agreement and related agreements.

2. Acknowledgment of Existing Defaults. Loan Parties represent and warrant that as of the date of this Amendment, the Events of Default listed on Schedule 1 attached hereto and made part hereof (“Existing Defaults”) have occurred and are presently outstanding under the Loan Agreement and that no other Event of Default, or event which, with the passage of time, or the giving of notice, or both, would constitute an Event of Default, is outstanding under the Loan Agreement.

3. Waiver of Existing Defaults. Upon the effectiveness of this Amendment, Lender waives the Existing Defaults; provided however, such waiver shall in no way: (a) constitute a waiver of any subsequent breach or violation of any of the covenants referenced on Schedule 1 hereto, or any other Event of Default which may occur, (b) constitute a waiver of any outstanding Event of Default other than the Existing Defaults, or (c) obligate Lender to provide any waiver of any other Event of Default (whether similar or dissimilar) at any time in the future.

4. Amendments to Loan Agreement. Upon the effectiveness of this Amendment, the Loan Agreement shall be amended as follows:

(a) Amendments to Definitions. Section 1 of the Loan Agreement shall be amended as follows:

(i) The definition of “Applicable Margin” contained in Section 1 of the Loan Agreement shall be deleted in its entirety and replaced by the following:

          “Applicable Margin” shall mean 2.00%.”

(ii) The definition of “Consolidated EBITDA” shall be modified to delete clause (iii) therefrom.

(iii) The definition of “Consolidated Net Income” shall be modified to delete the words “from the sale or other disposition of assets” in the 3rd line thereof.

               (iv)     The definition of “Permitted Earn-Out Payment shall be modified (A) to delete clause (i) in its entirety therefrom; (B) to delete clauses (A) and (B)(1) from clause (ii) (leaving clause (B)(2), subject to (C) below, as a condition to the making of any such payment; and (C) to delete the number “$750,000.00” in clause (ii) thereof and replace it with the number “$2,500,000.00.”

(v) A new definition entitled “Projected Restructuring Charges” shall be added to Section 1 of the Loan Agreement as follows:

“Projected Restructuring Charges” shall mean restructuring charges applied, in accordance with GAAP, against income, not exceeding, for the purposes hereof, $4,383,399 (of which $2,383,399 consists of charges previously disclosed to Lender, including $2,083,399 relating to the Indianapolis Plainfield facility and $300,000 relating to separation expenses, and of which $2,000,000 consists of charges not yet finalized by Loan Parties or disclosed to Lender) taken by Loan Parties after September 30, 2004.

(b) Amendment to Advance Rate. Section 2(a)(i) of the Loan Agreement shall be amended to add the following in the fourth line thereof after the words “eighty-five percent (85%)”:

, “or in the case of Eligible Accounts of United American and Government Services, seventy-five percent (75%),”

          (c)     Availability Calculations. The parties confirm that for all purposes under all provisions of the Loan Agreement all calculations of borrowing availability in respect of both the Revolving Loan Limit and the Maximum Loan Limit shall take into account (i.e., be reduced by the amount of) all reserves which then exist.

(d) Amendment to Letter of Credit Limit. Section 3(a) of the Loan Agreement shall be amended by deleting the number “$2,000,000” in the 6th line thereof and replacing it with the number “$1,000,000.”

          (e)     Amendment to Interest Rates. The option of Loan Parties to have any Loans bear interest based or indexed upon the LIBOR Rate (including without limitation (i) converting any Prime Rate Loans to LIBOR Rate loans and (ii) maintaining any existing Loans which presently are LIBOR Rate Loans as LIBOR Rate Loans after the effectiveness of this Amendment) shall be terminated.

          (f)     Amendment to Unused Line Fee. Section 4(c)(ii) of the Loan Agreement shall be amended by deleting the percentage “0.35%” in the second line of such section and replacing it with the percentage “0.50%.”

(g) Amendment to Terms of Prepayment Fee. Section 4(c)(iii) of the Loan Agreement shall be deleted in its entirety and replaced by the following:

Prepayment Fee: In the event that (except as otherwise provided in Subsection 4(c)(viii) below) Loan Parties elect to terminate this Agreement prior to the last day of the Term, which Loan Parties may elect to do at any time upon not less than 10 days prior written notice to Lender, and prepay all of the Liabilities hereunder, Loan Parties shall, if such prepayment occurs after May 17, 2005, pay to Lender a prepayment fee (“Prepayment Fee”) in United States Dollars equal to 1.0% of the Maximum Loan Limit.

          (h)     Amendment to Letter of Credit Fees. The first sentence of Section 4(c)(iv) of the Loan Agreement shall be amended by deleting the words “Applicable Margin applied as a per annum rate to” and replacing them with the words “4.0% per annum.”

          (i)     Amendment of Termination Date. The first sentence of Section 10 of the Loan Agreement shall be amended by deleting the date “May 15, 2007” in the second line of such section and replacing it with “January 31, 2006.”

(j) Amendment of Indebtedness Covenant. Section 13(b) of the Loan Agreement shall be modified to add a new clause (vi) at the end thereof as follows:

               “(vi) a capital lease with a total obligation not exceeding $75,000.”

          (k)     Amendment of Acquisition Covenant. Section 13(d)(i)(D) of the Loan Agreement shall be amended to delete the words “except in connection with Permitted Acquisitions.” As a result thereof, all provisions in the Loan Agreement referencing or relating to Permitted Acquisitions shall be inapplicable other than in respect of Permitted Acquisitions which had been consummated prior to the effectiveness of this Amendment.

          (l)     Amendment to Investments and Loans Covenant. Notwithstanding anything contained in Section 13(f) to the contrary, no Loan Party shall make, after the date hereof, (i) any loan to or investment in, or otherwise make any payment or assume or agree to perform any obligation, to or on behalf of any Foreign Subsidiary or (ii) any Permitted Technology Investment or any loan, investment or other payment, or assume or agree to perform any obligation, in respect of a Permitted Technology Investment.

(m) Amendment of Financial Covenants.

(i) Sections 14(a) and (b) of the Loan Agreement shall be deleted in their entirety.

               (ii)     Section 14 of the Loan Agreement shall be amended by adding the following new subsections (it being understood that for the purpose of calculations made in respect of subsection (e) below, Consolidated EBITDA shall exclude Projected Restructuring Charges):

“(e)	(1)	Stonepath shall have a Consolidated EBITDA in the following minimum amounts for the following periods:

Period	Minimum Amount
3 months ended 12/31/04	$1,220,000
3 months ended 3/31/05	(635,000)
6 months ended 6/30/05	675,000
9 months ended 9/30/05	4,100,000
12 months ended 12/31/05	7,200,000

(2)	Stonepath shall have a Consolidated EBITDA, without taking into account the performance and financial results of all Foreign Subsidiaries, in the following minimum amounts for the following periods:

Period	Minimum Amount
3 months ended 12/31/04	($525,000)
3 months ended 3/31/05	(2,075,000)
6 months ended 6/30/05	(2,350,000)
9 months ended 9/30/05	100,000
12 months ended 12/31/05	2,100,000

(3)	Logistics shall have a Consolidated EBITDA in the following minimum amounts for the following periods:

Period	Minimum Amount
3 months ended 12/31/04	($450,000)
3 months ended 3/31/05	(1,490,000)
6 months ended 6/30/05	(2,110,000)
9 months ended 9/30/05	(1,660,000)
12 months ended 12/31/05	(600,000)

(4)	International Services shall have a Consolidated EBITDA in the following minimum amounts for the following periods:

Period	Minimum Amount
3 months ended 12/31/04	($360,000)
3 months ended 3/31/05	(1,055,000)
6 months ended 6/30/05	(695,000)
9 months ended 9/30/05	1,320,000
12 months ended 12/31/05	2,220,000

(f)	Capital Expenditures. Loan Parties shall be entitled to make Capital Expenditures not exceeding $750,000 in the fourth quarter of 2004 and not exceeding $2,000,000 in 2005.”

5. Acknowledgements.

          (a)     Without in any way limiting or modifying Lender’s continuing discretion to establish, increase or decrease reserves, it is understood and agreed that a reserve in the amount of $2,500,000.00 has been established against the Borrowing Base and that Lender has no duty or obligation to reduce or eliminate any such reserve.

          (b)     Loan Parties acknowledge and agree that neither Lender nor any affiliate of Lender has any commitment or obligation of any kind to provide a loan, letter of credit or other credit enhancement or support with regard to any credit facility being sought, considered or negotiated by any Loan Party or any Subsidiary of any such entity.

6. Additional Facility Fee. Loan Parties covenant and agree that, in consideration for the accommodations and amendments provided for herein, Loan Parties shall pay to Lender an additional facility fee (“Additional Facility Fee”) equal to .50% times the sum of the Maximum Loan Limit and the then unpaid principal balance of the Bridge Loan, owing and payable on the date hereof, and also on each six-month anniversary of the date hereof, until the Liabilities are paid in full, each such fee, upon payment thereof, being nonrefundable.

7. Representations and Warranties. Each Loan Party represents and warrants to Lender that:

          (a)     Except as set forth on Schedule II attached hereto, all warranties and representations made to Lender under the Loan Agreement and related agreements and documents are true and correct as to the date hereof.

          (b)     The execution and delivery by each Loan Party of this Amendment and the performance by each such Loan Party of the transactions herein contemplated (i) are and will be within its powers, (ii) have been authorized by all necessary corporate action, and (iii) are not and will not be in contravention of any order of any court or other agency of government, or of any law, or be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Loan Party or under the articles or certificate of incorporation or bylaws or other corporate governance document of any such Loan Party.

(c) This Amendment and any related agreement or document will be valid and binding on and enforceable against each Loan Party in accordance with its respective terms.

8. Collateral. As security for the payment of all Liabilities now or in the future existing, each Loan Party hereby confirms and agrees that all security interests and liens granted to Lender by any one of them continue in full force and effect and shall continue to secure all such Liabilities. All Collateral remains free and clear of any liens other than Permitted Liens. Nothing herein contained is intended in any way to impair or limit the validity, priority and extent of the existing security interest of Lender in and liens upon the Collateral of any Loan Party.

9. Effectiveness Conditions. This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Lender and Lender’s counsel):

(a) Execution and delivery of this Amendment by all parties hereto;

          (b)     Delivery of (i) an incumbency certificate from the secretary or other appropriate officer of each Loan Party certifying the name, title and signature of the officer of each such Loan Party executing this Amendment on behalf of such party and (ii) a copy of the resolutions and/or written actions or consents of the boards of directors of each Loan Party authorizing the execution of this Amendment and the performance of the transactions contemplated hereby, certified as complete and correct and in full force and effect by the secretary or other appropriate officer of each such Loan Party;

          (c)     Payment to Lender of the Additional Facility Fee required to be paid on the date hereof plus all fees and expenses (specifically including attorneys’ fees) incurred in relation to the preparation and execution of this Amendment; and

(d) Execution and/or delivery of any and all other agreements, instruments and documents requested by Lender to effectuate and implement the terms hereof.

10. Ratification of Initial Loan Documents. Except as expressly set forth herein, all of the terms and conditions of the Loan Agreement is hereby ratified and confirmed and continue unchanged and in full force and effect. All references to the Loan Agreement shall mean the Loan Agreement as modified by this Amendment. No modification hereof shall be binding or enforceable unless in writing and signed by the party against whom enforcement is sought.

11. Governing Law. THIS AMENDMENT, AND ALL MATTERS RELATING HERETO OR ARISING HEREFROM, SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT REGARD TO PENNSYLVANIA’S OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS) AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE COMMONWEALTH OF PENNSYLVANIA, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Amendment shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Amendment.

12. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signature by facsimile shall bind the parties hereto.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Seventh Amendment to Loan and Security Agreement the day and year first written above.

LENDER:
LASALLE BUSINESS CREDIT, LLC

By:

Name: William H. Moul, Jr.
Title: Vice President

LOAN PARTIES:
STONEPATH GROUP, INC.

CONTRACT AIR, INC.

DISTRIBUTION SERVICES, INC.

GLOBAL CONTAINER LINE, INC.

M.G.R. INC., d/b/a AIR PLUS LIMITED

NET VALUE, INC.

STONEPATH LOGISTICS DOMESTIC SERVICES, INC.

STONEPATH LOGISTICS GOVERNMENT SERVICES, INC., f/k/a Transport Specialists, Inc.

STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC, a Delaware Corporation

STONEPATH LOGISTICS INTERNATIONAL SERVICES, INC., f/k/a/ Global Transportation Services, Inc., a Washington Corporation

STONEPATH OFFSHORE HOLDINGS, INC.

STONEPATH OPERATIONS, INC.

UNITED AMERICAN ACQUISITIONS AND MANAGEMENT, INC. d/b/a UNITED AMERICAN FREIGHT SERVICES, INC.

BY:

Name: Bohn H. Crain
Title: Treasurer

SCHEDULE I
EXISTING DEFAULTS

Violation of Sections 14(a) and (b) of the Loan Agreement as of March 31, June 30 and September 30, 2004.

Violation of Section 12(c) by virtue of Stonepath’s failure to timely file a Form 10-Q Quarterly Report with the Securities and Exchange Commission for the nine month period ending September 30, 2004.

Dennis Pelino is no longer the Chief Executive Officer of Stonepath, but remains Chairman.

SCHEDULE II

1.	The Loan Parties and their subsidiaries have made intercompany loans and/or advances to as permitted by Section 13(f)(ii) of the Loan Agreement.

2.	Stonepath is a party to the following actions:

The Company has been named as a defendant in seven purported class action complaints filed in the United States Court for the Eastern District of Pennsylvania between September 24, 2004 and October 5, 2004. Also named as defendants in these actions are officers Dennis L. Pelino, Bohn H. Crain and Thomas L. Scully. These cases have now been consolidated for all purposes in that court under the caption In re Stonepath Group, Inc. Securities Litigation, Civ. Action No. 04-4515. The plaintiffs seek to represent a class of purchasers of the Company’s shares between May 7, 2003 and September 20, 2004, and allege claims for securities fraud under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. These claims are based upon the allegation that certain public statements made during the period from May 7, 2003 through August 9, 2004 were materially false and misleading because they failed to disclose that the Company’s Domestic Services operations had improperly accounted for accrued purchased transportation costs. The plaintiffs are seeking compensatory damages, attorneys’ fees and costs, and further relief as may be determined by the Court. The court’s order consolidating the seven lawsuits envisions that the plaintiffs will file a consolidated amended complaint, which has not yet occurred. The Company and the individual defendants believe that the plaintiffs’ claims are without merit and intend to vigorously defend against them.
The Company has been named as a nominal defendant in a shareholder derivative action on behalf of the Company that was filed on October 12, 2004 in the United States District Court for the Eastern District of Pennsylvania under the caption Ronald Jeffrey Neer v. Dennis L. Pelino, et al., Civ. A. No. 04-cv-4971. Also named as defendants in the action are all of the individuals who were serving as directors of the Company when the complaint was filed, J. Douglas Coates, Robert McCord, David R. Jones, Aloysius T. Lawn and John H. Springer, and officers Bohn H Crain and Thomas L. Scully. The derivative action alleges breach of fiduciary duty, abuse of control and gross mismanagement, waste of corporate assets, and unjust enrichment. These claims are based upon the allegation that the defendants knew or should have known that the Company’s public filings for Fiscal Year 2003 and for the first and second quarters of Fiscal Year 2004, and certain press releases and public statements made during the period from May 7, 2003 through August 9, 2004 were materially misleading because they failed to disclose that the Company’s Domestic Services operations had improperly accounted for accrued purchased transportation costs. The derivative action seeks compensatory damages in favor of the Company, attorneys’ fees and costs, and further relief as may be determined by the court. The defendants have not yet responded to the derivative action, but believe that it is without merit and intend to vigorously defend themselves against the claims raised in this action.

The Company has received notice that the Securities and Exchange Commission (“Commission”) is conducting an informal inquiry to determine whether certain provisions of the federal securities laws have been violated in connection with the Company’s accounting and financial reporting. As part of the inquiry, the staff of the Commission has requested a meeting to receive an overview of the Company’s announced intention to restate its financial statements and its previous restatement of its financial statements earlier this year.

The Company has settled the suit brought by Emergent Capital Investment LLC in the United States District Court for the Southern District of New York in exchange for the payment by the Company of $50,000 on or before November 30, 2004.

On October 22, 2004, Douglas Burke, filed a two-count action against United American Acquisitions, Inc. (“UAF”), Stonepath Logistics Domestic Services, Inc., and the Company in the Circuit Court for Wayne County, Michigan. Mr. Burke is the former President and Chief Executive Officer of UAF. The Company purchased the stock of UAF from Mr. Burke on May 30, 2004 pursuant to a Stock Purchase Agreement. At the closing of the transaction Mr. Burke received $5,100,000 and received the right to receive an additional $11,000,000 in four annual installments based upon UAF’s performance in accordance with the Stock Purchase Agreement. Subject to the purchase, Stonepath Logistics Domestic Services, Inc. and Mr. Burke entered into an Employment Agreement. Mr. Burke’s complaint alleges that the defendants breached the terms of the Employment Agreement and Stock Purchase Agreement and seeks, among other things, the production of financial information, unspecified damages, attorney’s fees and interest. The defendants believe that Mr. Burke’s claims are without merit and intend to vigorously defend against them.

3.	Stonepath has not timely filed its Form 10-Q Quarterly Report for the period ending September 30, 2004.

4.	The Loan Parties have incurred Indebtedness permitted by the Loan Agreement.

5.	Since the initial date of the Loan Agreement, the organizational structure has been revised to reflect the addition of the businesses that have been acquired by Stonepath within the terms permitted by the Loan Agreement.